SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commisssion Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        Stanley Furniture Company, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      Stanley Furniture Company, Inc.
                               Route 57 West
                        Stanleytown, Virginia  24168



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be held April 20, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's principal executive offices, Route 57 West, Stanleytown, Virginia on Thursday, April 20, 1995, at 11:00 A.M., for the following purposes:

          (1) To elect one director to serve a three-year term on the Company's Board of Directors;

          (2) To act upon a proposal, previously approved by the Board of Directors, to approve the Stanley Furniture Company, Inc. 1994 Stock Option Plan;

          (3) To act upon a proposal previously approved by the Board of Directors, to approve the Stanley Furniture Company, Inc. Executive Loan Plan;

          (4) To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants for the Company for 1995; and

          (5) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The shareholders of record of the Company's common stock at the close of business on February 28, 1995 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

     Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                   By Order of the Board of Directors,

                                        Douglas I. Payne
                                        Secretary

March 7, 1995

                      Stanley Furniture Company, Inc.
                               Route 57 West
                        Stanleytown, Virginia  24168

                              PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                               April 20, 1995


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, April 20, 1995, at 11:00 A.M., at the Company's principal executive offices, Route 57 West, Stanleytown, Virginia and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 7, 1995 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on February 28, 1995. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

     The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                               VOTING RIGHTS

     On February 28, 1995 there were 4,724,052 shares of Common Stock outstanding and entitled to vote. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the meeting can elect all of the directors to be elected at the meeting. The ML-Lee Acquisition Fund, L.P., a Delaware limited partnership (the "Lee Fund") owns approximately 57% of the outstanding Common Stock and can elect the entire Board of Directors, and approve the other matters to be considered at the Annual Meeting, without the vote of any other shareholder. See "Security Ownership of Certain Beneficial Owners and Management."

                           ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of five directors who are divided into three classes with staggered terms. The term of Mr. Edward J. Mack expires at the time of the 1995 Annual Meeting of Shareholders. The Company proposes the reelection of Mr. Mack for a three-year term expiring at the time of the 1998 Annual Meeting.

     The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominee listed on the proxy card, except that in the event the nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that the nominee named below will be unable or unwilling to serve.


Nominee for Election for Three-Year Term Ending 1998

     Edward J. Mack, 79, has been a Director of the Company since January 17, 1989. From 1948 to 1981 Mr. Mack served in various capacities with
Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company for more than five years.

Directors whose terms do not expire this year

     David V. Harkins, 54, has been a Director of the Company since September 1988. He is a Senior Managing Director of the Thomas H. Lee Company (the "Lee Company"), a sole proprietorship engaged in acquiring or making controlling investments in established operating companies. Mr. Harkins is also Senior Vice President and a Trustee of Thomas H. Lee Advisors I, Inc., a Massachusetts business trust ("THL Advisors I") which is responsible for the identification of investments made by the Lee Fund. Mr. Harkins is also Senior Vice President of T. H. Lee Mezzanine II ("Mezzanine II"), which is the general partner of Thomas H. Lee Advisors II, L.P., a Delaware limited partnership ("THL Advisors II"), which is responsible for the identification of investments made by the ML-Lee Acquisition Fund II, L.P. and the ML-Lee Acquisition Fund II (Retirement Accounts), L.P., both Delaware limited partnerships (together the "Lee Fund II"). THL Advisors I and THL Advisors II also perform managerial functions for the Lee Fund and Lee Fund II, respectively, of the type usually carried out by an investment advisor to a business development company. Mr. Harkins is chairman of National Dentex Corporation and also a director of Equicredit Corporation, First Alert, Inc. and Petco Holding Corp. His present term will expire in 1997.

     Albert  L. Prillaman, 49,  has been  a Director  of the  Company since
March 1986, President and Chief Executive Officer of the Company since December 1985 and Chairman of the Board of Directors since September 1988. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with predecessors of the Stanley Furniture division of the Company since 1969. Mr. Prillaman is a director of Piedmont Bankgroup Incorporated. His present term will expire in 1997.

     C. Hunter Boll, 39, has been a Director of the Company since September 1988. Mr. Boll is a Managing Director of the Lee Company and a Vice President of THL Advisors I and Mezzanine II. From 1984 to 1986, Mr. Boll was a consultant with The Boston Consulting Group, which renders general business consulting services. His present term will expire in 1996.

     Lawrence E. Webb, Jr., 47, has been a Director of the Company since June 1986 and Executive Vice President of the Company and its predecessor since July 1983 and Chief Operating Officer since December 1990. His present term will expire in 1996.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Company has an Audit Committee, presently consisting of Messrs. Harkins, Boll and Mack, which is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants. The Audit Committee met once in 1994.

     The Company has a Compensation Committee, presently consisting of Messrs. Harkins, Boll and Mack, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee also administers the Company's 1992 and 1994 Stock Option Plan and has authority to grant options under such plan to officers and key employees, as designated by the Compensation Committee, and to determine the terms of such options in accordance with such plans. The Compensation Committee also administers the Company's Executive Loan Plan. The Compensation Committee met twice during 1994.

     The full Board of Directors met five times during 1994. Each incumbent director, other than Mr. Boll, attended or acted upon at least 75% of the total 1994 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

     Mr.  Mack receives compensation for serving  as a Director at the rate
of $15,000  per year.   None of  the other directors  receive any  separate
compensation for serving in that capacity.


NOMINATIONS FOR DIRECTOR

     The Company's Bylaws provide that a shareholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such shareholders' intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting. Any shareholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the shareholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     By requiring advance notice of shareholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a shareholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.


COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth, for the years ended December 31, 1994, 1993 and 1992, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 1994 were the Company's Chief Executive Officer and the other four executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1994 (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE


                                                                        Long-Term
        Name and                        Annual Compensation            Compensation
       Principal                                          Other Annual   Options      All Other
        Position               Year     Salary    Bonus   Compensation   Granted     Compensation(1)
 ALBERT L. PRILLAMAN
 Chairman of the Board,        1994    $310,000  $190,558  $110,887(2)   213,827        $22,261
 President and Chief           1993     310,000   217,000     4,775       26,383         21,316
 Executive Officer . . . . .   1992     275,000   192,500     3,943      263,827(3)      21,316

 LAWRENCE E. WEBB, JR.         1994    $230,000  $121,184  $ 68,312(2)   139,745        $18,577
 Executive Vice President      1993     230,000   138,000     3,087       16,975         17,797
 and Chief Operating Officer   1992     200,000   120,000     2,483      169,745(3)      17,797

 C. WILLIAM CUBBERLEY, JR.     1994    $195,000  $ 85,619  $  1,437       40,000
 Vice President-Sales and      1993     195,000    97,500     2,519        2,998
 Marketing . . . . . . . . .   1992     170,000    85,000     2,082       29,979(3)

 BOBBY I. HODGES               1994    $142,680  $ 43,907  $  2,480       38,294
 Vice President-               1993     134,004    50,000     3,622        3,729
 Manufacturing . . . . . . .   1992     124,480    50,000     1,298       37,294(3)

 DOUGLAS I. PAYNE              1994    $120,000  $ 30,735  $    257       22,115
 Vice President of Finance,    1993     112,008    30,000       374        1,228
 Treasurer and Secretary . .   1992      91,200    35,000       366       12,287(3)

____________
(1) All Other Compensation listed for Messrs. Prillaman and Webb reflects premiums paid by the Company in connection with split-dollar life insurance agreements maintained with these individuals. The 1994 amounts also include premiums paid on term life insurance policies for each of these individuals.

(2) Includes forgiveness of interest and principal; and payroll taxes paid on behalf of the executives by the Company, on loans under the Executive Loan Plan of $98,517 for Mr. Prillaman and $59,291 for Mr. Webb. See "Approval of Executive Loan Plan".

(3) Grants were cancelled in connection with grants awarded under the Company's 1994 Stock Option Plan.

Option Grant Table

     The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1994 to the Named Executive Officers.

                     OPTION GRANTS IN LAST FISCAL YEAR


                                                                             Potential Realizable
                                                                            Value at Assumed Annual
                                                                             Rates of Stock Price
                                                                                 Appreciation
                                           Individual Grants                    For Option Term
                                          % of Total
                                           Options
                                          Granted to
                                          Employees   Exercise
                               Options    in Fiscal   Price per   Expiration
 Name                         Granted(1)    Year      Share(1)       Date         5%($)        10%($)
 Albert L. Prillaman . . .     213,827      35.1%      $10.00      12/01/04    $1,344,972    $3,408,402
 Lawrence E. Webb Jr.  . .     139,745      22.9%      $10.00      12/01/04       878,996     2,227,535
 C. William Cubberley, Jr.      40,000       6.6%      $10.00      12/01/04       251,600       637,600
 Bobby I. Hodges . . . . .      38,294       6.3%      $10.00      12/01/04       240,869       610,406
 Douglas I. Payne  . . . .      22,115       3.6%      $10.00      12/01/04       139,103       352,513

____________
(1) All grants vest and become exercisable to the extent of 20% of the shares granted as of December 31 of each year from 1994 through 1998; provided none of the options granted are exercisable until the Company's 1994 Stock Option Plan is approved by Shareholders and, in the case of these named officers, June 1, 1995 unless the participant dies or becomes disabled.

Option Value Table

     The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers.

                         1994 YEAR END OPTION VALUES

                            Number of Unexercised Options  Value of Unexercised In-the-Money
   Name                        at Fiscal Year End (#)       Options at Fiscal Year End($)(1)
                              Exercisable Unexercisable        Exercisable Unexercisable
Albert L. Prillaman             26,383       213,827            $ 39,575        $0
Lawrence E. Webb, Jr.           16,975       139,745              25,463         0
C. William Cubberley, Jr.        2,998        40,000               4,497         0
Bobby I. Hodges                  3,729        38,294               5,594         0
Douglas I. Payne                 1,228        22,115               1,842         0

_____________

(1) In-the-Money Options are those where the 1994 year-end fair market value of the underlying shares of Common Stock (as determined by the closing price on the Nasdaq National Market) exceeds the exercise price of the option.


Option Repricings Table

     The  following   table  sets   forth  information  concerning   option
repricings during the last ten years.

                         10-YEAR OPTION REPRICINGS

                                                                                          Length of
                                                    Market                                 Original
                                                   Price of                              Option Term
                                        Number of  Stock at   Exercise Price    New      Remaining at
                                         Options    Time of     at Time of    Exercise     Date of
            Name               Date     Repriced   Repricing    Repricing      Price      Repricing
 ALBERT L. PRILLAMAN1
 Chairman of the Board,
 President and Chief
 Executive  Officer  . . .   12/02/94    213,827    $10.00        $12.86       $10.00      8 years

 LAWRENCE E. WEBB, JR.1
 Executive Vice President
 and Chief Operating
 Officer . . . . . . . . .   12/02/94    139,745    $10.00        $12.86       $10.00      8 years

 C. WILLIAM CUBBERLEY, JR.
 Vice President-Sales and
 Marketing . . . . . . . .   12/02/94     29,979    $10.00        $12.86       $10.00      8 years

 BOBBY I. HODGES
 Vice President-
 Manufacturing . . . . . .   12/02/94     37,294    $10.00        $12.86       $10.00      8 years

 DOUGLAS I. PAYNE
 Vice President of Finance,
 Treasurer and Secretary .   12/02/94     12,287    $10.00        $12.86       $10.00      8 years

 WILLIAM A. SIBBICK
 Vice President-Product
 Development . . . . . . .   12/02/94     5,029     $10.00        $12.86       $10.00      8 years

____________________
1.   Awards were also  made under Executive  Loan Plan.   See "Approval  of
Executive Loan Plan."

Report on Repricing of Options

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on repricing of options:

     During 1994, the Committee voted to cancel and replace certain outstanding options held by employees (including executive officers) in order to give employees the benefit of a lower exercise price. The replaced options were fully vested, while the newly granted options vest over a five year period. The replaced options were initially granted at the time of the Company's restructuring in 1992 at an exercise price equal to the assumed value of the Common Stock in connection with that restructuring. Subsequently, in July 1993, the Company completed a public offering of Common Stock at a price below the exercise price of the 1992 options. Additional options were granted at that time with an exercise price equal to the public offering price. While the Common Stock at times has traded at prices above the exercise price of the 1992 options, the trading range was below the exercise price of the 1992 options after June 1994, due to factors the Committee considered outside the control of the Company's management. Since the exercise price of the 1992 option exceeds the market price the Committee believes those options no longer provide the desired incentives to the Company's employees.

     The Company's compensation philosophy is to include equity interest as an important component of compensation for key management employees. Thus, the Committee felt it was important to reduce the exercise prices on certain outstanding options in order to provide appropriate incentives as contemplated by the compensation philosophy. The Committee conditioned the new grants, made at the then current fair market value, on the employees accepting a new vesting schedule. The new vesting schedule was 20% per year beginning with 1994. The Committee determined that it was appropriate to make this offer available to all employees participating in the option program, including executive officers, to motivate and retain them. In view of the reduced number of options granted to Messrs. Prillaman and Webb, the Committee also made awards to these executives under the Executive Loan Program in order for them to have an opportunity to maintain a comparable level of equity interest in the Company. See "Approval of Executive Loan Plan" for a discussion of the terms of these awards.

     The members of the Compensation Committee are

               David V. Harkins
               C.  Hunter Boll
               Edward J. Mack

     Employment Agreements. Mr. Prillaman has an employment agreement with the Company which provides that he has the duties of President, Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary of at least $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 70% of his base salary in effect from time to time, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each year. The agreement had an initial term ending December 31, 1993, and is automatically extended for an additional year thereafter at the end of each year unless either party to the agreement gives notice on or before December 31 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given and Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three years preceding the year in which notice of termination is given. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. Upon termination of the employment agreement, the agreement provides that Mr. Prillaman will not compete with the Company for the greater of two years or the remainder of the contract term.

     Mr. Webb also has an employment agreement with the Company which is on the same terms as discussed above with respect to Mr. Prillaman, except that Mr. Webb serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Webb's base salary is at least $200,000 and Mr. Webb is entitled to a graduated bonus amount up to a maximum of 60% of his base salary in effect from time to time.

     In addition, the Company has entered into an employment agreement with
C. William Cubberley, Jr., Vice President-Sales and Marketing of the Company, on similar terms as discussed above with respect to Messrs. Prillaman and Webb, except that Mr. Cubberley serves as Vice President, his base salary is at least $170,000 and he is entitled to receive a graduated bonus amount up to a maximum of 50% of his base salary in effect from time to time.

     In connection with the employment agreements with Messrs. Prillaman and Webb, the Company has entered into split-dollar life insurance agreements with each of these individuals under which the Company has agreed to pay premiums with respect to a life insurance policy for such individual until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Messrs. Prillaman and Webb are obligated to repay such premiums to the Company. Each of Messrs. Prillaman and Webb has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policies. The initial face amount of the policy for Mr. Prillaman is $1 million and for Mr. Webb is $750,000. During the year ended December 31, 1994 the
Company paid $21,316 and $17,797, respectively, in premiums for the policies of Messrs. Prillaman and Webb.

     Defined Benefit Pension Plans. The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan (the "Stanley Furniture Plan"). The Company also maintains a nonqualified, unfunded supplemental retirement plan (described below) for certain of its employees.

     The following  table shows estimated  annual benefits payable   in the
form of a straight life annuity upon retirement to employees at the specified remuneration and in various years of service classifications, assuming retirement at age 65 on December 31, 1988 before reduction for social security benefits. Internal Revenue Code Section 415 limits are not considered.


                                      Years of Credited Service
                                             (as defined)
    Average
    Annual         10        15        20          25          30        35
 Compensation
  $125,000     $ 18,750   $ 28,125   $ 37,500   $ 46,875   $ 56,250   $ 65,625
   150,000       22,500     33,750     45,000     56,250     67,500     78,750
   175,000       26,250     39,375     52,500     65,625     78,750     91,875
   200,000       30,000     45,000     60,000     75,000     90,000    105,000
   250,000       37,500     56,250     75,000     93,750    112,500    131,250
   300,000       45,000     65,300     90,000    112,500    135,000    157,500
   350,000       52,500     78,750    105,000    131,250    157,500    183,750
   400,000       60,000     90,000    120,000    150,000    180,000    210,000
   450,000       67,500    101,250    135,000    168,750    202,500    236,250
   500,000       75,000    112,500    150,000    187,500    225,000    262,500
   600,000       90,000    135,000    180,000    225,000    270,000    315,000
   700,000      105,000    157,500    210,000    262,500    315,000    367,500

     Through 1988, the annual retirement benefit is the larger of (a) 1-1/2% of a participant's Final Average Old Formula Earnings multiplied by the participant's years of credited service (as defined) up to a maximum of 37 years, reduced by 2% of the annual primary Social Security benefit multiplied by the years of credited service up to a maximum of 37 years and
(b) $30 multiplied by the years of credited service (the "Old Formula"). "Final Average Old Formula Earnings" are the average earnings, excluding gifts and credit awards except as otherwise determined by the administrative committee, deferred compensation (other than amounts deferred by the participant in a 401(k) Plan), and special payments authorized by the Company Board, for the five highest-paid years during the preceding 10 years. Such remuneration is generally equal to the salary and bonuses reported in the compensation table.

     Effective in 1989, the annual retirement benefit is the sum of (a) 75/100 of 1% of Final Average Earnings during each year of service multiplied by years of credited service up to a maximum of 37 years and (b) 1/2 of 1% of Final Average Earnings during each year of service in excess of Covered Compensation multiplied by years of credited service up to a maximum of 35 years (the "New Formula"). Effective January 1, 1994, the maximum of 37 years was eliminated from part (a) of the formula. "Final Average Earnings" are the average of the calendar years of compensation paid excluding gifts and credit awards except as otherwise determined by the administrative committee, deferred compensation (other than amounts deferred by the participant in a 401 (k) Plan), and special payments authorized by the Company Board, from January 1, 1987 through actual retirement age, but not greater than the average of the final five calendar years. Such remuneration is generally equal to the salary and bonuses reported in the compensation table. "Covered Compensation" is the average of the social security taxable wage bases for each calendar year during the thirty-five year period ending with the last day of the calendar year in which a participant attains his social security retirement age.

     The following table shows estimated annual benefits payable in the form of a straight life annuity upon retirement to employees at the specified remuneration and in various years of service classifications, assuming retirement at age 65 on December 31, 1994 using the New Formula. Internal Revenue Code Section 415 limits are not considered.


                                    Years of Credited Service
                                           (as defined)
 Average Annual
 Compensation       10          15        20       25          30         35
   $125,000      $14,409    $ 21,614  $ 28,819  $ 36,024   $ 43,228   $ 50,433
    150,000       17,534      26,302    35,069    43,836     52,603     61,370
    175,000       20,659      30,989    41,319    51,649     61,978     72,308
    200,000       23,784      35,677    47,569    59,461     71,353     83,245
    250,000       30,034      45,052    60,069    75,086     90,103    105,120
    300,000       36,284      54,427    72,569    90,711    108,853    126,995
    350,000       42,534      63,802    85,069    106,336   127,603    148,870
    400,000       48,784      73,177    97,569    121,961   146,353    170,745
    450,000       55,034      82,552   110,069    137,586   165,103    192,620
    500,000       61,284      91,927   122,569    153,211   183,853    214,495
    600,000       73,784     110,677   147,569    184,461   221,353    258,245
    700,000       86,284     129,427   172,569    215,711   258,853    301,995


     The Supplemental Retirement Plan of the Company (the "Supplemental Plan") covers 26 employees and former employees of the Stanley Furniture division. A participant who retires under any provision of the Stanley Furniture Plan will receive a supplemental retirement allowance equal to the excess, if any, of (a) the amount of benefit the participant would have received under the Old Formula over (b) the amount the participant received under the New Formula. The years of credited service for Named Executive Officers as of February 28, 1995 are: Albert L. Prillaman, 25 years; Lawrence E. Webb, Jr., 16 years; C. William Cubberley, Jr., 9 years; Bobby
I. Hodges, 27 years; and Douglas I. Payne, 11 years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

     Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs which seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its shareholders. The Committee believes that equity ownership by management is beneficial in conforming management and shareholder interests in the enhancement of shareholder value.

     The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and personal goals, with varying weight being given to individual factors for particular executives. The Committee does not make compensation comparisons with the companies that are used for the performance graph that follows this report.

     The Committee believes that the Company's overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives' duties encompass both overall strategic policy of the Company and direct, day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

     The compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to its named executive officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation. If these limitations should become applicable to the Company in the future, the
Committee will consider modifications to the Company's compensation practices, to the extent practicable, to provide the maximum deductibility for compensation payments.

     The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, supplemental retirement benefits and, for certain executive officers, other benefits.

Base Salary

     The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's compensation can be paid in the form of incentives which encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

Annual Incentives

     The Company's annual incentive compensation program, the Executive Incentive Compensation Plan (the "Incentive Plan"), is for corporate officers and key employees who can directly influence the Company's financial results. The employees who participate in the Incentive Plan are selected at the beginning of each fiscal year. Awards under the Incentive Plan are based on the achievement of individual performance and corporate objectives which are established annually in conjunction with adoption of the Company's budget for the next fiscal year. At that time, the Committee sets corporate objectives for the coming fiscal year. The performance targets consist of two elements. The first element is the Company's earnings before interest and taxes ("EBIT"). The EBIT performance of the Company is 60% of the total target. If the Company reaches the EBIT target, 60% of the bonus is paid. No bonus is paid if certain EBIT thresholds are not met. The second element representing 40% of the bonus is a mixture of individual targets that reflect the responsibilities of the individual employee. The targets are based on such factors as sales growth, control of costs, quality performance measured by returns and allowances, inventory management and organizational improvements. If the objectives are not achieved, cash bonuses may be paid due to individual achievements at the discretion of the Committee.

     The performance targets for awards to participating employees under the Incentive Plan are recommended by management of the Company subject to approval by the Committee. An award is set at a percentage of either an employee's base salary or his salary grade compensation midpoint for the fiscal year prior to the year to which the award applies.

Long-Term Incentives

     In 1994, the Company adopted the Stanley Furniture Company, Inc. 1994 Stock Option Plan (the "Option Plan") to provide employees with options to acquire Company stock. All options under the Option Plan must be granted at an option exercise price of 100% of the stock's fair market value on the date of grant.

     In 1994, option grants were made to officers and key employees under the Option Plan. The grants cancelled and replaced options granted in 1992. The total shares under the 1994 grants was approximately the same as under the 1992 grants. The 1994 grants were made to increase the incentive for executives from holding options. The exercise price of the 1994 options was lower than the 1992 options, however, the 1992 options were fully vested and the 1994 options vest over a five year period. See "Report of Compensation Committee on Repricing of Options".

Other Compensation

     The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers -- Defined Benefit Pension Plans." In addition, the Company has entered into split-dollar insurance agreements with Messrs. Prillaman and Webb. See "Compensation of Executive Officers -- Employment Agreements." Messrs. Prillaman and Webb also participate in a stock loan plan. See "Approval of Executive Loan Plan."

Chief Executive Officer Compensation

     Mr. Prillaman has an employment agreement with the Company which was primarily negotiated between Mr. Prillaman and the Company's majority shareholder. See "Compensation of Executive Officers -- Employment Agreements." For 1994, Mr. Prillaman's base salary was maintained at the same level as in 1993. In granting Mr. Prillaman a salary increase in 1993, it was agreed that his base salary would remain the same for 1994. Also, during 1994, Mr. Prillaman received stock option grants and other long-term incentives as explained below.

     A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. Under his employment contract, Mr. Prillaman is entitled to a graduated bonus amount up to a maximum of 70% of his base salary in effect from time to time, contingent upon the achievement of EBIT targets and individual goals established by the Committee at the beginning of each year. Mr. Prillaman's potential bonus for 1994 was the same as for 1993. For 1994, the Company's EBIT was approximately 80% of the target established by the Committee and Mr. Prillaman met the established individual targets. Consequently, Mr. Prillaman received 88% of the allowable bonus.

     In 1994, Mr. Prillaman received a grant of stock options under the Option Plan. Mr. Prillaman also received a Company loan to purchase
Company stock. The Committee believes that it is important for Mr. Prillaman as CEO to have a meaningful stock interest in the Company. By receiving a significant portion of his total compensation in the form of stock, Mr. Prillaman has additional incentives to maximize shareholder value. The Committee also believes that the option grant was appropriate for the reasons outlined above under "Long-Term Incentives". Mr. Prillaman also participates in the Supplemental Retirement Plan and has split-dollar insurance pursuant to the terms of his employment contract.

     The members of the Compensation Committee are:

          David V. Harkins
          C. Hunter Boll
          Edward J. Mack

PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from November 10, 1992 to December 31, 1994. The Common Stock began trading on the Nasdaq Small-Cap Market on November 10, 1992. In conjunction with a public offering, the Common Stock began trading on the Nasdaq National Market on July 1, 1993. In the graph below, the Company's data points for November 10, 1992 and December 31, 1992 represent the average of the bid and ask prices for such days. The Company's data point for June 30, 1993 reflects the public offering price of $8.50 per share. The Company's data points for December 31, 1993, June 30, 1994 and December 31, 1994 reflects that day's closing price of the Common Stock on the Nasdaq National Market.




                             Performance Graph Here

                                   11/10/92   12/31/92   6/30/93   12/31/93   6/30/94   12/31/94
Stanley Furniture                    100.00     100.00     94.44    148.61     138.89    111.11
Wood Household Furniture Index       100.00     120.07    125.29    153.70     120.32    106.82
NASDAQ Non-Financial Stocks          100.00     107.13    111.34    122.81     107.87    117.76

(1) The graph shows the cumulative total return on $100 invested on November 10, 1992 in Common Stock or specified index -including reinvestment of dividends.
(2) SIC Code 2511 Wood household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At February 13, 1995, Media General reported that SIC Code 2511 consisted of:
     Ameriwood Industries International Corp., Bassett Furniture Industries, Inc., Bush Industries Inc., Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen Inc., Interco Incorporated, Ladd Furniture Inc., Masco Corp., O'Sullivan Industrial Holdings, Inc., Pulaski Furniture Corp., Stanley Furniture Company, Inc. and Wellington Hall, Ltd.
(3) Nasdaq Non-Financial Stock Index prepared for the Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

                     APPROVAL OF 1994 STOCK OPTION PLAN

     On December 2, 1994, the Board of Directors of the Company adopted the 1994 Stock Option Plan (the "1994 Plan") and directed that it be submitted to shareholders for approval.

     The 1994 Plan became effective December 2, 1994 and unless sooner terminated by the Board of Directors, the 1994 Plan will terminate on November 30, 2004. No incentive awards may be made under the 1994 Plan after termination.

     The 1994 Plan was adopted to provide a means for selected key management employees of the Company to increase their personal financial interest in the Company, thereby stimulating their efforts on behalf of the Company and its shareholders, and also to strengthen their desire to remain with the Company (references to the "Company" in this section will include any parent and subsidiary corporations).

     As of February 28, 1995, options granted under the 1994 Plan were as follows: Mr. Prillaman -213,827; Mr. Webb - 139,745; Mr. Cubberley - 40,000; Mr. Hodges - 38,294; Mr. Payne - 22,115; all Executive Officers as a group (6 persons) - 471,481; and all employees (other than executive officers) -138,148. Non-employee directors are not eligible for, and have not been granted, options under the 1994 Plan. The recipients of future grants under the 1994 Plan are indeterminable at this time.

     The closing price of the Company's Common Stock as reported on the Nasdaq National Market on February 28, 1995 was $8.50.

     The principal features  of the  1994 Plan are  summarized below.   The
summary is qualified by reference to the complete text of the 1994 Plan, which is attached as Exhibit A.

     General. The 1994 Plan authorizes the reservation of 700,000 shares of Common Stock (less the number of shares issued pursuant to or subject to grants under the Company's 1992 Stock Option Plan) for issuance pursuant to incentive awards. Such incentive awards may be in the form of incentive stock options, nonstatutory stock options or tax offset rights (as described below).

     If an incentive award is cancelled, terminates or lapses unexercised, any unissued shares allocable to such incentive award may be subjected again to an incentive award. An award under the 1994 Plan may be conditioned upon the surrender for cancellation of an existing incentive award.

     Adjustments will be made in the number of shares which may be issued under the 1994 Plan in the event of a future stock dividend, stock split or similar prorata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Common Stock.

     Eligibility. All present and future employees of the Company who hold positions with management responsibilities are eligible to receive incentive awards under the 1994 Plan. As of February 28, 1995, approximately 26 employees are eligible to participate in the 1994 Plan.

     Administration. The 1994 Plan provides for administration by a committee (the "Committee") comprised of at least two directors of the Company who are not eligible to participate in the 1994 Plan or any similar plan of the Company. The Committee will be the Compensation Committee unless another committee is appointed by the Board. The Committee has the power and complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options received under the 1994 Plan, and may impose such other restrictions and requirements as it may deem appropriate.

     Stock Options. Options to purchase shares of Common Stock granted under the 1994 Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422 of the Internal Revenue Code, while nonstatutory stock options do not. The purchase price of Common Stock covered by an option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant.

     The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the 1994 Plan or any other similar plan maintained by the Company is limited to $100,000.

     Options may only be exercised at such times as may be specified by the Committee, provided, however, that stock options may not be exercised after the first to occur of (i) ten years from the date on which the stock option was granted (or, in the case of an incentive stock option granted to a 10% shareholder, five years), (ii) 90 days from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. The Committee may grant options with a provision that an option not otherwise exercisable will become exercisable upon a "change of control" (a term defined in the 1994 Plan).

     If the option so provides, an optionee exercising an option may pay the purchase price in cash; by delivering or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

     Transferability of Incentive Awards. No options granted under the 1994 Plan may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the 1994 Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives. Upon the death of a participant, his personal representative or beneficiary may exercise his rights under the 1994 Plan.

     Amendment of the 1994 Plan and Incentive Awards. The Board of Directors may amend the 1994 Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the 1994 Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the 1994 Plan, or (iii) materially modify the requirements of eligibility for participation in the 1994 Plan. Incentive awards granted under the 1994 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the 1994 Plan.

     Federal Income Tax Consequences. An employee will not incur federal income tax when he is granted an incentive stock option or a nonstatutory stock option. Upon exercise of a nonstatutory stock option, an employee generally will recognize ordinary income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. The Committee has authority under the 1994 Plan to include provisions allowing the employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option withheld to cover his tax liabilities if permissible under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The election will be effective only if approved by the Committee and made in compliance with other requirements set forth in the 1994 Plan. The Committee also has the authority to issue tax offset rights to an employee that enable the employee to receive in cash from the Company an amount equal to or approximating the withholding taxes due on the exercise of a stock option. When an employee exercises an incentive stock option, he generally will not recognize income subject to tax, unless he is subject to the alternative minimum tax.

     An employee may deliver shares of Common Stock instead of cash to acquire shares under a nonstatutory stock option, without having to recognize taxable gain on any appreciation in value of the shares delivered.

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this occurs upon exercise of nonstatutory options. For the Company's taxable year beginning January 1, 1994 and later years, the Company may not deduct annual compensation in excess of $1 million paid to each of its chief executive officer and its other four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Based on proposed Internal Revenue Service regulations, stock options granted under the 1994 Plan should qualify for the performance-based compensation exemption.

     This summary of Federal income tax consequences of incentive stock options and nonstatutory stock options does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of incentive awards should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards including possible income deferral for executive officers, alternative minimum tax rules, taxes on parachute payments and the tax consequences of the sale of shares acquired under the 1994 Plan.

     Vote Required.   Approval  of the 1994  Plan requires  the affirmative
vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting.

     The Board of Directors believes that approval of the 1994 Plan is in the best interest of all shareholders and, accordingly, recommends a vote "FOR" approval of the proposed 1994 Plan.


                      APPROVAL OF EXECUTIVE LOAN PLAN

     On December 2, 1994, the Board of Directors of the Company adopted the Stanley Furniture Company, Inc. Executive Loan Plan (the "Executive Loan Plan") which authorizes the issuance of up to 80,000 shares of Common Stock. The Board of Directors has directed that the Executive Loan Plan be submitted to shareholders for approval. The Executive Loan Plan became effective December 2, 1994 and unless sooner terminated by the Board of Directors, will terminate on December 1, 2004.

     The Executive Loan Plan was adopted to further the long term stability and financial success of the Company by attracting and retaining key employees through the use of loans to acquire Common Stock.

     The  principal features  of  the Executive  Loan  Plan are  summarized
below.    The summary  is qualified  in  its entirety  by reference  to the complete text of the Executive Loan Plan, which is attached as Exhibit B.

     General. The Executive Loan Plan authorizes loans to eligible employees to acquire up to 80,000 shares of Common Stock. All Common Stock will be issued pursuant to the Executive Loan Plan at the fair market value (the "Fair Market Value") of such Common Stock as determined pursuant to the 1994 Plan.

     Eligibility. All present and future employees of the Company who hold positions with management responsibilities are eligible to receive loans under the Executive Loan Plan. The Committee has the power and complete discretion to select eligible employees to receive loans. As of February 28, 1995 two executives are eligible to participate in the Executive Loan Plan.

     Administration. The Executive Loan Plan provides for administration by a committee comprised of at least two directors of the Company who are not eligible to participate in the Executive Loan Plan or any similar plan of the Company. The Committee will be the Compensation Committee unless another committee is appointed by the Board. The Committee has the power and complete discretion to determine when to award loans, which eligible employees will receive loans, the number of shares to be issued, and the terms and conditions of loans, including any provisions for forgiveness of principal and interest.

     Loans.   The following table  sets forth information  concerning loans awarded pursuant to the Executive Loan Plan.

                             EXECUTIVE LOAN PLAN


 Name and Position             Dollar Value1          Number of Units

 ALBERT L. PRILLAMAN
 Chairman of the Board,
 President and Chief
 Executive Officer . . . . .     $500,000      50,000 shares of Common Stock

 LAWRENCE E. WEBB, JR.
 Executive Vice President
 and Chief Operating Officer     $300,000      30,000 shares of Common Stock

 Executive Group . . . . . .     $800,000      80,000 shares of Common Stock

______________________________
1. Based upon closing price of the Common Stock, as reported by Nasdaq National Market on December 1, 1994, of $10 per share.

     On December 2, 1994, the Compensation Committee awarded Albert L. Prillaman and Lawrence E. Webb, Jr. loans to acquire 50,000 shares and 30,000 shares of common stock, respectively and Messrs. Prillaman and Webb delivered non-recourse promissory notes payable to the Company in the amounts of $500,000 and $300,000 respectively. No further awards under the Executive Loan Plan are anticipated.

     The promissory notes bear interest at the rate of 7.6% per annum. One tenth of the principal amount plus accrued interest is due each December 31 until 1998 and the remaining principal is due January 2, 1999. Pursuant to these loans under the Executive Loan Plan, the accrued interest plus one tenth of the principal amount will be forgiven by the Company each December 31 if the executive is still employed by the Company. As of February 28, 1995, $450,000 and $270,000 in principal amount was outstanding under the notes delivered by Messrs. Prillaman and Webb, respectively. In the event the Company pays a cash dividend on the Common Stock, principal will also be forgiven in an amount equal to the amount of any cash dividends on the number of shares to which the loan relates. In addition, upon a "change of control" (which has the same definition as in the 1994 Plan) the entire principal amount plus accrued interest is forgiven. The Company has agreed to reimburse the executives for income taxes payable by the executive as a result of the forgiveness of interest and principal on the loan amount. In the event of the executive's death, the outstanding principal and accrued interest on the loan is due within 90 days. The Company has obtained a term life policy on the executives in an amount sufficient to cover the principal and accrued interest under the promissory note in the event of the death of such executive.

     The shares of Common Stock will be issued on January 2, 1999 or, if sooner, upon payment or forgiveness of the respective promissory note in full. The number of shares issuable will be adjusted to reflect future stock dividends, stock splits or similar pro rata changes in the number of outstanding shares or future creation or issuance to shareholders of rights, options, or warrants for the purchase of Common Stock. The number of shares to be issued will be reduced in the event of a payment default by the number equal to the amount of the payment default divided by the Fair Market Value of a share of Common Stock on the date the defaulted payment was due.

     Transferability of Loans; Amendment. No loans made under the Executive Loan Plan may be sold, transferred, pledged or otherwise disposed of, other than by will or by the laws of dissent and distribution. The Board of Directors may amend the Executive Loan Plan in such respects as it deems advisable. A termination or amendment of the Executive Loan Plan will not, without the consent of a participant, adversely affect such participant's right under a loan previously granted to him.

     Federal Income Tax Consequences. An executive will not incur federal income tax when he is awarded a loan under the Executive Loan Plan. To the extent principal and interest are forgiven, the executive will recognize ordinary income. The Company will usually be entitled to a business expense deduction at the time and in the amount that the recipient of a loan under the Executive Loan Plan recognizes ordinary compensation income in connection therewith.

     Vote  Required.   Approval of  the  Executive Loan  Plan requires  the
affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting.

     The Board of Directors believes that approval of the Executive Loan Plan is in the best interest of all shareholders and, accordingly, recommends a vote "FOR" approval of the Executive Loan Plan.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is a party to a Management Agreement, pursuant to which the Company's predecessors engaged the Lee Company for the purposes of providing them with substantial consulting services and management advisory services. These services have been and will be in the field of financial and strategic corporate planning and such other management areas as the parties mutually agree. These services have included advice concerning strategic corporate planning, potential acquisitions and financial planning. The term of this Agreement began on September 29, 1988 and will expire on September 30, 1998. In consideration for the services provided by the Lee Company under the Management Agreement, the Company pays the Lee Company $250,000 annually. Management did not obtain bids from third parties for similar services before the Company entered into the Management Agreement.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 28, 1995, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director, by each of the Named Executive Officers and by all directors and executive officers as a group:



                                           Amount and Nature      Percent of
                 Name                   of Beneficial Ownership      Class

 ML-Lee Acquisition Fund, L.P.(a)  .       2,675,552(b)              56.6%
 Brinson Partners, Inc. (c)  . . . .       473,454(c)                10.0%
 PNC Bank Corp. (d)  . . . . . . . .       319,800(d)                 6.8%
 Albert L. Prillaman(e)  . . . . . .       125,280(f)                 2.6%
 Lawrence E. Webb, Jr.(e)  . . . . .       69,341(g)                  1.5%
 Bobby I. Hodges(e)  . . . . . . . .       12,490(h)                  (j)
 C. William Cubberley, Jr.(e)  . . .       7,511(i)                   (j)
 Douglas I. Payne(e) . . . . . . . .       2,093(k)                   (j)
 David V. Harkins(l) . . . . . . . .       2,581(b)(m)                (j)
 C. Hunter Boll(l) . . . . . . . . .       1,548(b)(n)                (j)
 Edward J. Mack(e) . . . . . . . . .       1,162                      (j)
 All directors and executive
 officers  as a group (9 persons) . .      222,509(b)(o)              4.6%

________________________
(a) The business address for such beneficial owner is c/o Merrill Lynch Investment Banking Group, World Financial Center, South Tower, New York, New York 10080-6123.
(b) In addition, the Lee Fund II owns an aggregate of 41,616 shares (0.88%) of the Common Stock. Each of THL Advisors I (with respect to the Lee Fund), THL Advisors II (with respect to the Lee Fund II), Thomas H. Lee, as Trustee of THL Advisors I and THL Advisors II and an individual general partner of the Lee Fund and the Lee Fund II, David
     V. Harkins, as Senior Vice President and Trustee of THL Advisors I and Senior Vice President of Mezzanine II, and C. Hunter Boll, as Vice President of THL Advisors I and Mezzanine II, may be deemed to be beneficial owners of the 2,675,552 and 41,616 shares held by the Lee Fund and the Lee Fund II, respectively. Each of THL Advisors I, THL Advisors II, Mr. Lee, Mr. Harkins and Mr. Boll disclaim beneficial ownership of such shares. Thomas H. Lee is also the sole beneficiary of the 1989 Thomas H. Lee Nominee Trust (the "Trust") which holds 30,409 (0.64%) shares of the Common Stock.
(c) The information with respect to Brinson Partners, Inc. is based upon the Schedule 13G dated February 13, 1995 filed by Brinson Partners, Inc. together with Brinson Trust Company and Brinson Holdings, Inc. The Schedule 13G indicates that sole voting and dispositive power with respect to 227,120 of such shares is held by Brinson Trust Company, a wholly-owned subsidiary of Brinston Partners, Inc. Brinston Partners, Inc. is a wholly-owned subsidiary of Brinston Holdings, Inc. The business principal address of each of these entities is 209 South LaSalle, Chicago, Illinois 60604.
(d)  The  information with  respect to  PNC  Bank Corp.  is based  upon the
     Schedule 13G dated February 14, 1995 filed by PNC Bank Corp. together with PNC Bank Corp. Inc.; PNC Bank, N.A.; PNC Institutional Management Corporation and Provident Capital Management, Inc. The Schedule 13G indicates sole voting power with respect to 293,100 of such shares and sole dispositive power with respect to 314,800 of such shares. The principal business address of PNC Bank Corp. is Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15222.
(e) The business address for such persons is c/o Stanley Furniture Company, Inc., Route 57 West, Stanleytown, Virginia 24168.
(f) Includes 76,383 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan.
(g) Includes 46,975 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan.
(h) Includes 3,729 shares which could be acquired through exercise of stock options.
(i) Includes 2,998 shares which could be acquired through exercise of stock options.
(j)  Less than 1%.
(k) Includes 1,228 shares which could be acquired through exercise of stock options.
(l) The business address for such persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.
(m) Includes 1,290 shares Mr. Harkins may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.
(n) Includes 774 shares Mr. Boll may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.
(o) Includes 131,816 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan.

                       RATIFICATION OF SELECTION OF
                       INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors selected the firm of Coopers & Lybrand L.L.P. as independent public accountants for the Company for 1995, subject to ratification by the shareholders. Action by shareholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the shareholders an opportunity to ratify the Board's selection. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of Coopers & Lybrand L.L.P., as independent public accountants for 1995.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                               OTHER BUSINESS

     Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                           ADDITIONAL INFORMATION


     Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of the matters to be considered at the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common
Stock represented at the meeting, unless otherwise indicated. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently. With respect to the election of directors, the nominee receiving the greatest number of votes cast for the election of directors will be elected.

     A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.


     Shareholder Proposals for 1996 Annual Meeting. Any shareholder desiring to present a proposal to the shareholders at the 1996 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 7, 1995. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.


                                   By Order of the Board of Directors,

                                        Douglas I. Payne
                                             Secretary



March 7, 1995

                                                                  EXHIBIT A

                      STANLEY FURNITURE COMPANY, INC.
                           1994 STOCK OPTION PLAN


     1. Purpose. The purpose of this Stanley Furniture Company, Inc. 1994 Stock Option Plan (the "Plan") is to further the long term stability and financial success of Stanley Furniture Company, Inc. (the "Company") by attracting and retaining key employees through the use of stock incentives. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain with the Company and will further the identification of those employees' interests with those of the Company's shareholders. The Plan is intended to conform to the provisions of Securities and Exchange Commission Rule 16b-3.

     2. Definitions. As used in the Plan, the following terms have the meanings indicated:

          (a)  "Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with any exercise of a Nonstatutory Stock Option or Tax Offset Right.

          (c)  "Board" means the board of directors of the Company.

          (d)  "Change  of Control" means an event  described in (i), (ii),
     (iii), or (iv):

               (i)   The acquisition by a Group of Beneficial Ownership  of
          35% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company (or a subsidiary), or an employee benefit plan of the Company;
          (B) any acquisition of Common Stock of the Company by management employees of the Company; or (C) any acquisition by a Group that owns 10% or more of the Stock or Voting Power of the Company on the Effective Date. "Group" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Act, "Beneficial Ownership" has the meaning in Rule 13d-3 promulgated under the Act, "Stock" means the then outstanding shares of common stock, and "Voting Power" means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

               (ii) Individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual's initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act).

               (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of more than 50% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.

               (iv) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

          (e)  "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Committee" means the committee appointed by the Board as described under Section 14.

          (g) "Company" means Stanley Furniture Company, Inc., a Delaware corporation.

          (h) "Company Stock" means Common Stock, $.02 par value, of the Company. If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

          (i) "Covered Employee" means the Chief Executive Officer of the Company (or an individual acting in such capacity) as of the close of the Taxable Year or an employee whose total compensation is required to be reported for the Taxable Year under the disclosure rules promulgated by the Securities and Exchange Commission under the Act.

          (j) "Date of Grant" means the date on which an Incentive Award is granted by the Committee.

          (k) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Section 22(e)(3) of the Code. As to all other Incentive Awards, a physical or mental condition that prevents the Participant from performing his customary duties with the Company. The Committee shall determine whether a Disability exists on the basis of competent medical evidence, and such determination shall be conclusive.

          (l)  "Effective Date" means December 2, 1994.

          (m)  "Fair Market Value" means,

                    (i) if the Company Stock  is traded on an exchange, the
               closing registered sales price of the Company Stock on the day prior to the grant on the exchange on which it generally has the greatest trading volume.

                    (ii) if  (i) does not  apply, the fair market  value as
               determined by the Committee using any reasonable method in good faith.

          (n) "Incentive Award" means, collectively, the award of an Option or Tax Offset Right under the Plan.

          (o) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

          (p) "Insider" means a person subject to Section 16(b) of the Act.

          (q) "Nonstatutory Stock Option" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

          (r) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

          (s) "Participant" means any employee who receives an Incentive Award under the Plan.

          (t) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

          (u) "Tax Offset Right" means a right to receive amounts in cash from the Company as described in Section 10 of the Plan.

          (v) "10% Shareholder" means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code section 424(d).

     3. General. The following types of Incentive Awards may be granted under the Plan: Options and Tax Offset Rights. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

     4. Stock. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 700,000 shares of Company Stock, which shall be authorized, but unissued shares, reduced by any options issued under the Stanley Furniture Company, Inc. 1992 Stock Option Plan (the "1992 Plan") that are outstanding at any time or that have been exercised prior to the Effective Date. Shares allocable to options or portions thereof under the 1992 Plan that expire or otherwise terminate unexercised after the Effective Date of the Plan may be subjected to an Incentive Award under the Plan. Shares allocable to Options or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Option under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an option granted under an existing Incentive Award under this Plan or the 1992 Plan. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall, to the extent permissible under Rule 16b-3, include the number of shares surrendered by an optionee or retained by the Company in payment of Applicable Withholding Taxes.

     5.   Eligibility.

          (a) All present and future employees who hold positions with management responsibilities with the Company (or any parent or subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Incentive Awards under the Plan. The
Committee  shall have  the power  and complete  discretion, as  provided in
Section 14, to select eligible employees to receive Incentive Awards and to determine for each employee the terms and conditions, the nature of the award and the number of shares to be allocated to each employee as part of each Incentive Award.

          (b) The grant of an Incentive Award shall not obligate the Company or any parent or subsidiary of the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

     6.   Performance Program Awards.

          (a) Options may be issued pursuant to the Plan in connection with performance programs established from time to time by the Committee. Options awarded under a performance program shall vest according to the performance criteria and other terms established by the Committee as part of the performance program.

          (b) Whenever the Committee deems it appropriate, the Committee may establish a performance program and notify Participants of their participation in and the terms of the performance program. More than one performance program may be established by the Committee and they may operate concurrently or for varied periods of time and a Participant may be permitted to participate in more than one performance program at the same time. Options awarded under a performance program shall be issued subject to the Plan.

     7.   Stock Options.

          (a) Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject (including, without limitation, that the Option is awarded pursuant to a performance program as described in Section 6). This notice, when duly accepted in writing by the Participant, shall become a stock option agreement between the Company and the Participant.

          (b) The exercise price of shares of Company Stock covered by an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided that if an Incentive Stock Option is granted to a Participant who, at the time of the grant, is a 10% Shareholder, then the exercise price of the shares covered by the Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.

          (c) The exercise price of shares of Company Stock covered by an Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

          (d) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for Options shall in all events not be more liberal than the following provisions:

               (i)  No Option may be exercised  after the first to occur of
          (x) ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant.


              (ii) Except as otherwise provided in this paragraph, no Option may be exercised unless the Participant is employed by the Company or a parent or subsidiary of the Company at the time of the exercise and has been employed by the Company or a parent or subsidiary of the Company at all times since the Date of Grant. If a Participant's employment is terminated other than by reason of his Disability or death at a time when the Participant holds an Option that is exercisable (in whole or in part), the Participant may exercise any or all of the exercisable portion of the Option (to the extent exercisable on the date of termination) within three months after the Participant's termination of employment. If a Participant's employment is terminated by reason of his Disability at a time when the Participant holds an Option that is exercisable (in whole or in part), the Participant may exercise any or all of the exercisable portion of the Option (to the extent exercisable on the date of Disability) within one year after the Participant's termination of employment. If a Participant's employment is terminated by reason of his death at a time when the Participant holds an Option that is exercisable (in whole or in part), the Option may be exercised (to the extent exercisable on the date of death) within one year after the Participant's death by the person to whom the Participant's rights under the Option shall have passed by will or by the laws of descent and distribution.

             (iii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of the Company and any Parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

          (e) Notwithstanding the foregoing, no Option shall be exercisable by an Insider within the first six months after it is granted; provided that, this restriction shall not apply if the Participant becomes Disabled or dies during the six-month period.

          (f)  The Committee may, in its discretion,  grant Options that by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.

     8.   Method of Exercise of Options.

          (a) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided that, if the terms of an Option so permit, the Participant may (i) deliver, or cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the Committee, Applicable Withholding Taxes, or (iii) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Committee at the time of exercise. The interest rate under any such promissory note shall be established by the Committee and shall be at least equal to the minimum interest rate required at the time to avoid imputed interest under the Code.

          (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.

          (c) Each Participant shall agree as a condition of the exercise of a Nonstatutory Stock Option to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option.

          (d) As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, the Committee may establish procedures permitting the Participant to elect to (i) deliver shares of already owned Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election be made only in accordance with procedures established by the Committee, including any procedures necessary to satisfy Rule 16b-3 if the Participant is an Insider. The Committee shall have sole discretion to approve or disapprove any such election.

          (e) Notwithstanding anything herein to the contrary, Options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3, to the extent applicable.

     9. Nontransferability of Options. Options by their terms, shall not be transferable except by will or by the laws of descent and distribution or, if permitted by Rule 16b-3, pursuant to a qualified domestic relations order (as defined in Code section 414(p)) ("QDRO") and shall be exercisable, during the Participant's lifetime, only by the Participant or, if permitted by Rule 16b-3, an alternate payee under a QDRO, or by his guardian, duly authorized attorney-in-fact or other legal representative.

     10.  Tax Offset Rights.

          (a) Whenever the Committee deems it appropriate, Tax Offset Rights may be granted in connection with Options. Tax Offset Rights shall be evidenced in writing as part of the stock option agreement to which they pertain.

          (b) Tax Offset Rights shall entitle the Participant, upon exercise of all or any part of an Option or Tax Offset Right, to receive in cash from the Company an amount equal to or approximating the Applicable Withholding Taxes.

          (c) A Participant may exercise a Tax Offset Right by giving the Committee written notice of exercise simultaneously with the exercise of an Option. To the extent exercised, the Tax Offset Right shall lapse.

          (d) The Committee may limit the amount the Participant will be entitled to receive in connection with a Tax Offset Right and may include any provisions in a Tax Offset Right that the Committee deems appropriate to ensure that the Tax Offset Right will not be characterized as an "equity security" or "derivative security" for purposes of Section 16 of the Act and the rules and regulations thereunder.

     11. Effective Date of the Plan. This Plan shall be effective on December 2, 1994 and shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, and (ii) the requirements of any applicable state securities laws have been met, no Option shall be exercisable.

     12. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on November 30, 2004. No Incentive Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 13), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect the Participant's rights under an Incentive Award previously granted to him.

     13.  Change in Capital Structure.

          (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

          (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

          (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

     14. Administration of the Plan. The Plan shall be administered by the Committee, which shall consist of not less than two members of the Board, who shall be appointed by the Board. Subject to paragraph (d) below, the Committee shall be the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

          (a) The Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award,
     (i) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iii) when, whether and to what extent Tax Offset Rights shall be granted and the terms thereof, (iv) the Fair Market Value of Company Stock, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options,
     (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (xi) whether to approve a Participant's elections under the Plan, (xii) notice provisions relating to the sale of Company Stock acquired under the Plan, (xiii) the terms of performance programs, performance criteria and other factors relevant to the issuance of Options that will vest subject to performance goals, and (xiv) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no "tandem stock options" (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3.

          (b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

          (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

          (d) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Act, no member of the Committee shall be eligible to participate in the Plan or in any other plan of the Company or any parent or subsidiary of the Company that entitles participants to acquire stock, stock options or stock appreciation rights of the Company or any parent or subsidiary of the Company, and no person shall become a member of the Committee if, within the preceding one-year period, the person shall have been eligible to participate in such a plan (other than a "safe harbor plan" permitted under Rule 16b-3(c)(2)(i) and (ii)).

     15.  Notice.    All  notices  and  other  communications  required  or
permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Treasurer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     16. Interpretation. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 2nd day of December, 1994.

                              STANLEY FURNITURE COMPANY, INC.



                              By:  /s/Albert L. Prillaman

                                                                     EXHIBIT B

                      STANLEY FURNITURE COMPANY, INC.
                            EXECUTIVE LOAN PLAN

     1. Purpose. The purpose of this Stanley Furniture Company, Inc. Executive Loan Plan (the "Plan") is to further the long term stability and financial success of Stanley Furniture Company, Inc. (the "Company") by attracting and retaining key employees through the use of loans to acquire Company stock ("Loan").

     2. Number of Shares. Under the Plan, the Company may make Loans to eligible executives to acquire up to an aggregate of 80,000 shares of Company Stock, which may be authorized, but unissued shares or issued shares.

     3. Eligibility. All present and future employees who hold positions with management responsibilities with the Company (or any parent or subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Loans under the Plan. The Committee shall have the power and complete discretion to select eligible employees to receive Loans.

     4. Loans. The Committee shall have the power and complete discretion to determine for each employee the terms, conditions, nature and amount of a Loan. All Company stock acquired with a Loan shall be acquired at the Fair Market Value of the stock as determined under the Stanley Furniture Company, Inc. 1994 Stock Option Plan. The Committee may provide that all or a portion of a Loan, including principal and interest, will be forgiven under any circumstances determined by the Committee.

     5.   Effective  Date of  the Plan.   This  Plan shall be  effective on
December 2, 1994.

     6. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on December 1, 2004. No Loans shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect the Participant's rights under a Loan previously granted to him.

     7.   Administration of the Plan.

          (a) The Plan shall be administered by the Committee, which shall consist of not less than two members of the Board, who shall be appointed by the Board. The Committee shall be the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon a Loan that the Committee
     deems  appropriate  to  achieve  the  objectives of  the  Plan.    The
     Committee shall have the authority to interpret the Plan and its interpretations shall be binding on all parties. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

          (b) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Act, no member of the Committee shall be eligible to participate in the Plan or in any other plan of the Company or any parent or subsidiary of the Company that entitles participants to acquire stock, stock options or stock appreciation rights of the Company or any parent or subsidiary of the Company, and no person shall become a member of the Committee if, within the preceding one-year period, the person shall have been eligible to participate in such a plan (other than a "safe harbor plan" permitted under Rule 16b-3(c)(2)(i) and (ii)).

     8. Nontransferability of Loans. Loans by their terms, shall not be transferable except by will or by the laws of descent and distribution or, if permitted by Rule 16b-3, pursuant to a qualified domestic relations order (as defined in Code section 414(p)) ("QDRO").

     IN WITNESS WHEREOF, the Company has caused this Executive Loan Plan to be executed this 2nd day of December, 1994.

                              STANLEY FURNITURE COMPANY, INC.

                              By:  /s/Albert L. Prillaman

*************************APPENDIX****************************************
REVOCABLE PROXY

                      STANLEY FURNITURE COMPANY, INC.

              Annual Meeting of Shareholders - April 20, 1995
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on February 28, 1995, at the Annual Meeting of Shareholders to be held April 20, 1995, and at any adjournment thereof.

(1) ELECTION OF DIRECTORS
   ( )  FOR nominee listed below        ( )  WITHHOLD AUTHORITY to vote for
                                             nominee listed below

    NOMINEE:  Edward J. Mack



(2) Approval of 1994 Stock Option Plan

        ( )  FOR                 ( )  AGAINST               ( )  ABSTAIN

(3) Approval of Executive Loan Plan

        ( )  FOR                 ( )  AGAINST               ( )  ABSTAIN

(4) Ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for 1995.

        ( )  FOR                 ( )  AGAINST               ( )  ABSTAIN

(5) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

    All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on April 20, 1995, receipt of which is hereby acknowledged.

                     (Continued and to be dated and signed on reverse side)

                     (continued from reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3), AND (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

                                Dated ___________________________________, 1995.

                                _____________________________________________

                                _____________________________________________

                                Please promptly mark, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.